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Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement on Form F-3 of TAM S.A. (File No. 333-147020), TAM Linhas Aéreas S.A. (File No. 333-147020-01) and TAM Capital Inc. (File No. 333-147020-02), of our report dated June 24, 2008, except for the effect of the restatement discussed in Note 2(s) to the consolidated financial statements, and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, dated September 1, 2009,  relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 20-F/A of TAM S.A., TAM Linhas Aéreas S.A. and TAM Capital Inc., for the year ended December 31, 2007 filed with SEC on September 1, 2009.

São Paulo, Brazil, September 1, 2009

PricewaterhouseCoopers
Auditores Independentes